Exhibit 99.(a)(7)                                                Exhibit (a)(7)

                        SUPPLEMENT TO OFFER TO PURCHASE

                       ERP OPERATING LIMITED PARTNERSHIP
                               (THE "Purchaser")

                     IS OFFERING TO PURCHASE ALL UNITS OF
                        LIMITED PARTNERSHIP INTEREST OF
                                 (THE "Offer")

                       DAVIDSON INCOME REAL ESTATE, L.P.
                              (THE "Partnership")

                           FOR $425 PER UNIT IN CASH
                              (THE "Offer Price")

   We will accept all Units (as defined below) in response to the Offer in our Offer to Purchase, dated September 28, 1999, as amended and supplemented from time to time. The Offer is not subject to a minimum number of Units being tendered. If Units are validly tendered and not properly withdrawn prior to November 1, 1999 (the "Expiration Date"), unless extended, and the purchase of all such Units would result in there being less than 350 Unitholders, we will purchase only 99% of the total number of Units so tendered by each limited partner.

   We will pay for accepted Units promptly after the Expiration Date.

   The Offer Price will be reduced for any distributions declared or made by the Partnership between July 30, 1999 and the Expiration Date, unless further extended. THE PURCHASER WILL PAY ANY TRANSFER FEES, BROKERAGE FEES OR COMMISSION THAT MAY ARISE UPON THE TENDER OF UNITS TO THE PURCHASER IN CONNECTION WITH ITS OFFER (generally, up to 10% of the sales price, subject to a $150-200 minimum commission per trade). We are unaware of any other fees or commissions that you may incur.

   SEE "RISK FACTORS" IN THE OFFER TO PURCHASE, DATED SEPTEMBER 28, 1999, FOR A DESCRIPTION OF RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE OFFER.

   If you desire to accept the Offer, you should complete and sign the enclosed green letter of transmittal (the "Letter of Transmittal") in accordance with the instructions thereto and mail or deliver the signed Letter of Transmittal and any other required documents to MMS Escrow and Transfer Agency, Inc. (the "Depositary"), at one of its addresses set forth on the front cover of the green Letter of Transmittal.

   Questions and requests for assistance or for additional copies of the Offer to Purchase or the Letter of Transmittal may also be directed to the Depositary at (888) 292-4264.

   We are offering to purchase all of the outstanding limited partnership interests (the "Units") in the Partnership for the Offer Price of $425 per Unit, net to the seller in cash, without interest, less the amount of distributions, if any, declared or made by the Partnership in respect of any Unit from July 30, 1999 until the Expiration Date, unless further extended. The Offer is made upon the terms and subject to the conditions set for in the Offer to Purchase dated September 28, 1999, amendments to the Offer to Purchase dated October 1, 1999 and October 15, 1999, Supplements dated October 1, 1999 and October 15, 1999, and the Letter of Transmittal dated September 28, 1999 and October 15, 1999.

   We have extended the Expiration Date of the Offer to November 1, 1999, 12:00 midnight, central standard time. If you desire to accept the Offer, you must complete and sign the green Letter of Transmittal in accordance with the instructions contained therein and forward or hand deliver it, together with any other required documents, to the Depositary. You may withdraw your tender of Units pursuant to the Offer at any time prior to the Expiration Date and, unless accepted for payment as provided in the Offer to Purchase, may also be withdrawn any time on or after November 30, 1999.

   On July 30, 1999, AIMCO Properties, L.P., an affiliate of the general partner of the Partnership, commenced a tender offer to purchase a maximum 29,919 units of the Partnership. AIMCO Properties, L.P.'s current offer price is $410 per Unit. The AIMCO Properties, L.P. offer expires on October 19, 1999. IF YOU TENDERED YOUR UNITS IN AIMCO PROPERTIES, L.P.'S OFFER, YOU MAY STILL TENDER YOUR UNITS TO US BY COMPLETING THE ENCLOSED LETTER OF TRANSMITTAL (OR IF YOU HAVE ALREADY SENT IN A LETTER OF TRANSMITTAL FOR OUR OFFER, BY COMPLETING A NOTICE OF WITHDRAWAL). ANY SUCH NOTICE OF WITHDRAWAL MUST BE DELIVERED TO THE INFORMATION AGENT FOR AIMCO PROPERTIES, L.P.'S OFFER (WITH A COPY TO OUR DEPOSITARY) BY OCTOBER 19, 1999, THE EXPIRATION DATE OF SUCH OFFER. A NOTICE OF WITHDRAWAL IS ENCLOSED.

   The green Letter of Transmittal and any other required documents should be sent or delivered by each tendering Unitholder or such Unitholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below or faxed to the Depositary to the number below, with an original copy sent in the mail thereafter. If you completed the previously sent blue Letter of Transmittal and delivered it to the Depositary and have not withdrawn such tender, you do not need to complete this green Letter of Transmittal for your Units to be tendered to the Purchaser.

                       THE DEPOSITARY FOR THE OFFER IS:

                     MMS ESCROW AND TRANSFER AGENCY, INC.

      By Hand or Overnight Courier:         By Mail:


      MMS Escrow and Transfer Agency, Inc.  MMS Escrow and Transfer Agency, Inc.
      1845 Maxwell St., Suite 101           P.O. Box 7090
      Troy, MI 48084                        Troy, MI 48007

      By Facsimile: (248) 614-4536

   For more information, please call the Depositary at (888) 292-4264.